Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (U876)

Offering Period: July 18, 2013—July 25, 2013

63 Month Contingent Coupon Callable Yield Notes Linked to the S&P 500® Index and the Russell 2000® Index

Return Profile

•	63 Month Contingent Coupon Callable Yield Notes linked to the performance of the S&P 500® Index and the Russell 2000® Index.
•	Subject to Early Redemption, if a Coupon Barrier Event does not occur, contingent interest will be paid quarterly in arrears at a rate expected to be 8.00% per annum (to be determined on the Trade Date) for the corresponding interest period; if a Coupon Barrier Event occurs, no interest will be paid for the corresponding interest period.
•	If a Knock-In Event does not occur, investors will be entitled to receive their principal amount at maturity.
•	If a Knock-In Event occurs, the payment at maturity will be based on the Underlying Return of the Lowest Performing Underlying.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

Terms & Knock-In Event

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through one of its branches.
Trade Date:	Expected to be July 26, 2013.
Settlement Date:	Expected to be July 31, 2013.
Underlyings:	The S&P 500® Index and the Russell 2000® Index.
Contingent Interest Rate:	Subject to Early Redemption, with respect to any interest period, if a Coupon Barrier Event does not occur, expected to be between 8.00% per annum (to be determined on the Trade Date), calculated on a 30/360 basis; if a Coupon Barrier Event occurs, no contingent interest will be paid for the corresponding interest period.
Contingent Interest Payment Dates:	October 31, 2013, January 31,2014, April 30, 2014, July 31, 2014, October 31, 2014, January 30, 2015, April 30, 2015, July 31, 2015, October 30, 2015, January 29, 2016, April 29, 2016, July 29, 2016, October 31, 2016, January 31, 2017, April 28, 2017, July 31, 2017, October 31, 2017, January 31, 2018, April 30, 2018, July 31, 2018, and the Maturity Date, unless redeemed earlier or a Coupon Barrier Event occurs.
Coupon Barrier Event:	A Coupon Barrier Event occurs if, on an Observation Date, the closing level of any Underlying is less than its Coupon Barrier Level.
Coupon Barrier Level:	For each Underlying, approximately 70.0% of the Initial Level for such Underlying (to be determined on the Trade Date).
Observation Dates:	October 28, 2013, January 28,2014, April 25, 2014, July 28, 2014, October 28, 2014, January 27, 2015, April 27, 2015, July 28, 2015, October 27, 2015, January 26, 2016, April 26, 2016, July 26, 2016, October 26, 2016, January 26, 2017, April 25, 2017, July 26, 2017, October 26, 2017, January 26, 2018, April 25, 2018, July 26, 2018, and the Valuation Date.
Early Redemption:	Prior to the Maturity Date, the Issuer may redeem the securities on any Contingent Interest Payment Date scheduled to occur on or after October 31, 2013 upon notice on or before the immediately preceding Early Redemption Notice Date at 100% of the principal amount plus accrued but unpaid contingent interest, if any.
Early Redemption Notice Dates:	October 28, 2013, January 28,2014, April 25, 2014, July 28, 2014, October 28, 2014, January 27, 2015, April 27, 2015, July 28, 2015, October 27, 2015, January 26, 2016, April 26, 2016, July 26, 2016, October 26, 2016, January 26, 2017, April 25, 2017, July 26, 2017, October 26, 2017, January 26, 2018, April 25, 2018, and July 26, 2018, as applicable.
Knock-In Level:	For each Underlying, approximately 70.0% of the Initial Level for such Underlying (to be determined on the Trade Date).
Knock-In Event:	A Knock-In Event occurs if the Final Level of the Lowest Performing Underlying is equal to or less than its Knock-In Level.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Redemption Amount:	Subject to Early Redemption, for each $1,000 principal amount of securities (a) if a Knock-In Event occurs, $1,000 x (1 + the Underlying Return of the Lowest Performing Underlying); (b) if a Knock-In Event does not occur, $1,000.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, calculated as follows: (Final Level – Initial Level) / Initial Level; subject to a maximum of zero.
Valuation Date:	October 26, 2018
Maturity Date:	October 31, 2018
CUSIP:	22547Q6A9

Benefits

•	Offers the potential for above-market contingent interest payment versus ordinary fixed income investments.
•	Reduced downside risk due to a 30.0% contingent buffer.

Hypothetical Returns at Maturity

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount (1)(2)
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
-10%	-10%	$1,000
-20%	-20%	$1,000
-30%	-30%	$700
-40%	-40%	$600
-50%	-50%	$500
(1)	Does not include any contingent interest payments on the securities.
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to the investor. The numbers appearing in the table have been rounded for ease of analysis.

Product Risks

•	Investment may result in a loss of up to 100% of principal.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The securities will not pay more than the principal amount, plus accrued and unpaid contingent interest, if any, at maturity or upon Early Redemption.
•	If a Coupon Barrier Event occurs on any Observation Date, no interest will be paid with respect to the corresponding interest period.
•	If a Knock-In Event occurs, the return will be based on the performance of the Lowest Performing Underlying.
•	The Redemption Amount will be less than the principal amount even if a Knock-In Event occurs with respect to only one Underlying.
•	The securities are exposed equally to risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying.
•	The securities are subject to Early Redemption, which may limit an investor’s ability to accrue interest over the full term of the securities.
(See "Additional Risk Considerations" on the next page.)

Product Summary

Horizon (months)	63 Months
Principal Repayment	Principal at Risk
Investment Objective	Income
Market Outlook	Neutral

FINANCIAL PRODUCTS FACT SHEET

Offering Period: July 18, 2013—July 25, 2013

63 Month Contingent Coupon Callable Yield Notes

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.
•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlyings.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated July 18, 2013, Underlying Supplement dated November 19, 2012, Product Supplement No. U-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1053092/000095010313004378/dp39636_424b2-u876.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.